CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form F-10 (the “Registration Statement”) of Auryn Resources Inc. (“Auryn”) of our report dated March 28, 2017 relating to the consolidated statements of financial position of Auryn as at December 31, 2016 and December 31, 2015, and the consolidated statements of loss and comprehensive loss, consolidated statements of changes in equity and consolidated statements of cash flows of Auryn for the year ended December 31, 2016 and the six month period ended December 31, 2015.

/s/ Deloitte LLP

Chartered Professional Accountants
Vancouver, Canada
March 13, 2018